Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares U.S. ETF Trust of our report dated September 22, 2023, relating to the financial statements and financial highlights, which appears in iShares U.S. Consumer Focused ETF and iShares U.S. Tech Independence Focused ETF’s Annual Report on Form N-CSR for the year ended July 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 17, 2023